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GUARANTEED WITHDRAWAL BENEFIT FOR LIFE (GWB) - SUPPLEMENTAL APPLICATION

  . We assess a daily Mortality and Expense Charge at an annual rate of [1.90%] against the assets of a Contract issued with one Annuitant and [2.05%] against the assets of the Contract issued with two Annuitants. This Charge includes charges associated with the GWB and will remain in effect for the life of the contract.

  . The GWB does not establish or guarantee a Contract Value or minimum return for any Subaccount. The Guaranteed Withdrawal Benefit Value ("GWB Value") under the GWB is established for the sole purpose of determining the minimum withdrawal benefit and is not available as a lump sum for withdrawal.

  . You should carefully consider when to begin taking withdrawals under the GWB. If You begin taking withdrawals too soon, You may limit the value of the GWB. If You delay taking withdrawals for too long, You may limit the number of years available for you to take withdrawals in the future.

  . You are not eligible to withdraw any part of the Guaranteed Withdrawal Benefit Amount ("GWB Amount") until the youngest Annuitant reaches the Minimum Lifetime Income Age. If you make a withdrawal before the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Value is reduced by a percentage determined by dividing the Gross Withdrawal amount by the Contract Value at time of the withdrawal.

  . If you withdraw more than the GWB Amount in any Contract Year on or after the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Value will be reduced by an amount equal to the percentage determined by dividing the portion of a Gross Withdrawal that is in excess of the GWB Amount for that Contract Year by the Contract Value at the time of the excess Gross Withdrawal.

  . For IRAs subject to Section 401 Section 401(a)(9) of the Internal Revenue Code, You may be required to take withdrawals to fulfill minimum distribution requirements. These required distributions may be larger than the GWB Amount. After December 31st of the calendar year in which your Contract was issued, We will increase Your GWB Amount to equal Your minimum required distribution (MRD) for that calendar year, if such amount is greater than Your GWB Amount. You must be enrolled in the Systematic Withdrawal Program and can not take a withdrawal other than through the Systematic Withdrawal Program. Otherwise, this product with the GWB feature may have limited usefulness for these required distributions and may not be appropriate because Your GWB Amount will not be increased to the MRD and the lifetime income guaranteed under this feature may be reduced because partial withdrawals made to satisfy the MRD rules might result in a proportional reduction in your GWB Value. If you plan to exercise the benefit before or after your MRD beginning date, you should consider whether the benefit is appropriate for your circumstances. We encourage You to consult a tax advisor to discuss withdrawals related to this matter.

  . Pursuant to the Federal Defense of Marriage Act, same-sex marriages are not recognized for purposes of federal law. Therefore, the favorable tax treatment

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     provided by federal tax law to an opposite-sex spouse is NOT available to a same-sex spouse. Same-sex spouses should consult a tax advisor prior to purchasing annuity products that provide benefits based upon status of a spouse, and prior to exercising any spousal rights under an annuity.

PLEASE INDICATE WHICH VERSION OF THE GWB IS SELECTED:
One Annuitant - Guarantee Withdrawal Benefit for Life
Two Annuitants - Guarantee Withdrawal Benefit for Life

SIGNATURE(S)
By signing below I acknowledge that I have received the appropriate product prospectus. I further acknowledge that I read and understand the Guarantee Withdrawal Supplemental Application provided above.

Contract Owner(s)' signature and title, if applicable
Date:

Joint Annuitant Signature (if applicable)
Date:

NOTE: IF YOU ARE SIGNING ON BEHALF OF ANOTHER INDIVIDUAL OR ENTITY, PLEASE INDICATE YOUR TITLE, POSITION OR STATUS (E.G., TRUSTEE, ATTORNEY-IN-FACT, GUARDIAN, CONSERVATOR, EXECUTOR, ADMINISTRATOR) FOLLOWING YOUR SIGNATURE AND CALL OUR ANNUITY SERVICE CENTER FOR ADDITIONAL DOCUMENT REQUIREMENTS.

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